Exhibit 99.1
FOR IMMEDIATE RELEASE

MaxLinear Announces Early Termination of Hart-Scott-Rodino Waiting Period for MaxLinear’s Pending Acquisition of Intel’s Home Gateway Platform Division

Carlsbad, Calif. – April 23, 2020 – MaxLinear, Inc. (NYSE: MXL), a leading provider of radio frequency (RF), analog and mixed-signal integrated circuits for the connected home, wired and wireless infrastructure, and industrial and multimarket applications, announced today that on April 21, 2020 the U.S. Federal Trade Commission (FTC) granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR Act) with respect to MaxLinear’s pending acquisition of Intel’s Home Gateway Platform Division.

As previously announced on April 6, 2020, MaxLinear and its wholly owned subsidiary have entered into a definitive agreement with Intel Corporation under which MaxLinear would, subject to customary closing conditions, acquire Intel’s Home Gateway Platform Division assets in an all-cash, asset transaction valued at $150 million. The Home Gateway Platform Division comprises Wi-Fi Access Points, Ethernet and Home Gateway SoC products deployed across operator and retail markets. Termination of the HSR Act waiting period satisfies one of the conditions to closing of the proposed transaction. The closing of the transaction is also subject to other closing conditions, including local work councils. Subject to the satisfaction of these other conditions, the transaction is currently expected to close in the third quarter of 2020.

Cautionary Note About Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements with respect to the anticipated timing of the proposed acquisition. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking statements may contain words such as “will be,” “will,” “expect,” “anticipate,” “continue,” or similar expressions and include the assumptions that underlie such statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the challenges and costs of closing the acquisition; risks and uncertainties arising from the global Covid-19 pandemic; and other factors affecting the business, operating results, and financial condition of either MaxLinear or the acquired business, including those set forth in MaxLinear’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and Current Reports on Form 8-K, as applicable, as filed with the Securities and Exchange Commission. All forward-looking statements are based on the estimates, projections, and assumptions of MaxLinear management, as applicable, as of the date hereof, and MaxLinear is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

About MaxLinear, Inc.

MaxLinear, Inc. (NYSE:MXL) is a leading provider of radio frequency (RF), analog and mixed-signal integrated circuits for the connected home, wired and wireless infrastructure, and industrial and multimarket applications. MaxLinear is headquartered in Carlsbad, California. For more information, please visit www.maxlinear.com.

MXL and the MaxLinear logo are trademarks of MaxLinear, Inc. Other trademarks appearing herein are the property of their respective owners.

MaxLinear, Inc. Investor Relations Contact:
Steven Litchfield
Tel: +1 949-333-0080
slitchfield@maxlinear.com